Exhibit 10.63

Agilent Technologies, Inc. 5301 Stevens Creek Blvd. Santa Clara, California 95051

BONUS RETENTION AGREEMENT

Between

Agilent Technologies Inc.
5301 Stevens Creek Boulevard
Santa Clara, CA 95051
("Agilent")

and

Jacob Thaysen
Holmbladsgade 70 A, 3. tv.
2300 København S
(the "Employee")

Agilent and the Employee jointly referred to as the "Parties"

1. Background and purpose

In connection with the contemplated purchase of 100 % of the shares in DAKO A/S, cvr.no. 30 28 18 29 (DAKO A/S referred to as "DAKO"), Agilent has identified the Employee as a key employee who is deemed critical to the future business. Thus, the following Bonus Retention Agreement has been offered to the Employee in order to create an environment that will make it additionally attractive for the Employee to stay with Agilent/DAKO for at least 3 years after the contemplated transaction.

2. Conditions precedent

It is a condition precedent for this Bonus Retention Agreement that Agilent's acquisition of DAKO is completed and that Agilent or an affiliate thereof thus becomes the sole owner of DAKO. In the event that the contemplated transaction is not closed and regardless of the reasons, the Parties will have no obligations towards each other whatsoever, i.e. under this Bonus Retention Agreement which will be considered null and void.

In the event, however, that Agilent acquires DAKO, Agilent will procure that DAKO Denmark A/S (cvr.no. 33211317) in its capacity as employer will become the actual party obliged towards the Employee under this Bonus Retention Agreement. An appendix to the Employee's employment contract being issued by DAKO Denmark A/S immediately after the closing of the transaction will confirm this.

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3. Model framework

The bonus structure under this Bonus Retention Agreement consists of an Annual Short-Term Incentive (replacing DAKO's current Annual Short-Term Incentive) and a Long-Term Incentive with a 3 year duration (FY 13, 14 and 15). All other terms and conditions of employment remain unaffected. All amounts shown are calculated based on a 5,7 exchange rate (DAKO's 2012 budget rate) and may fluctuate during the period.

4. Short-Term Incentive

Effective of November 1, 2012, DAKO's current Annual Short-Term Incentive will be replaced by Agilent's Annual Short-Term Incentive. The Target bonus defined below will be subject to separate calculations and pay-out for the years FY 13, 14 and 15, respectively.

In the period from the closing of the transaction to October 31, 2012, DAKO’s current Short-Term Incentive program continues to apply to the Employee and will be honoured accordingly.

Your Annual Payout Target for each year under the Agilent Short-Term Incentive amounts to DKK 840,000 payable by end of FY 13, 14 and 15 respectively. The below financial criteria as well as the general conditions outlined in clause 5 must be fulfilled.

The financial targets to be met are based on DAKO target revenues and operating profit for FY13, FY14 and FY15. The Target amounts stipulated in the table below are based on the current budget expectations and may be subject to change as agreed by the President of Agilent and CEO of DAKO. Yearly targets will be set at the beginning of each fiscal year by Agilent. Thus, the table below only identifies a starting point based on the current market and the principles for calculations. The Annual Payout Target at DKK 840,000, however, constitutes a fixed amount and will only be modified in the event of a salary increase subject to the applicable Agilent procedures.

	Threshold*	Target	Max*
	FY13
DAKO Revenue (M)	$336	$373	$410
DAKO Operating Profit (M)	$43	$58	$73
	FY14
DAKO Revenue (M)	$364	$404	$444
DAKO Operating Profit (M)	$51	$67	$83
	FY15
DAKO Revenue (M)	$401	$446	$491
DAKO Operating Profit (M)	$63	$81	$99

Annual Payout (DKK)	84,000	840,000	1,680,000

*Threshold Revenue is -10% of target and Maximum Revenue is +10% of target.

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Payouts between the numbers represented in the table above will be calculated on a linear payout matrix and the threshold amounts for both Revenue and Operating Profit must be met in order for a payout to be made.

5. General conditions for payment - Short-Term Incentive

The above Short-Term Incentive bonus is also contingent upon the following:

5.1	The Employee must conduct him/herself in accordance with Agilent policies and comply with Agilent’s Standard of Business Conduct.

5.2	The Employee must continue to meet general performance expectations.

5.3	The Employee must observe confidentiality about the existence and terms of this agreement except otherwise provided by law.

5.4
In order to maintain the right to a full bonus potential against the Targets defined above, the Employee must remain in his/her position through the end of each FY (13, 14 and 15, respectively), performing his/her responsibilities as requested.

If the Employee leaves his/her position before the end of any of the relevant FY and the Employee meets all requirements as set forth in Clause 4 and 5.1 - 5.3, a prorated bonus calculation will be made based on the number of months the Employee has been employed out of the total 12 months period measured against the matrix combined with the financial performance assessment. Payment will be made at the same time as every other employee, cf. clause 8 below.

6. Long-Term Incentive

Agilent's Long-Term Incentive is composed by a 3 year performance-based retention bonus.

Your individual Target Amount of DKK 7,560,000 will be payable at the end of Agilent FY15. The below financial criteria as well as the general conditions outlined in clause 7 must be fulfilled.

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The Target amounts stipulated in the tables below are based on the current budget expectations and may be subject to change as agreed by the President of Agilent and CEO of DAKO. Yearly targets will be set at the beginning of each fiscal year by Agilent. Thus, the tables below only identify a starting point based on the current market and the principles for calculations. The Payout Target at DKK 7,560,000, however, constitutes a fixed amount and will only be modified in the event of a salary increase subject to the applicable Agilent procedures.

◦
80% of the Long-Term Incentive will be based on a combination of DAKO’s 3-Year Cumulative Revenue and 3-Year Cumulative Operating Profit and Agilent’s Asia Synergy Revenue and Operating Profit achievement for FY13-FY15:

	Threshold*	Target	Max*
FY13-FY15 Cumulative Dako & Agilent Asia Synergy Revenue (M)	$899	$1,284	$1,669
FY13-FY15 Cumulative Dako & Agilent Asia Synergy Operating Profit (M)	$91	$245	$399
Payout (DKK)	604,800	6,048,000	12,096,000

*Threshold Revenue is -30% of target and Maximum Revenue is +30% of target.

Payouts between the numbers represented in the table above will be calculated on a linear payout matrix and the threshold amounts for both Revenue and Operating Profit must be met in order for a payout to be made.

◦	20% of the Long-Term Incentive will be based on DAKO’s 3-Year Cumulative Revenue Synergy of Agilent’s Genomics Sales for FY13-FY15:

	Threshold*	Target	Max*
FY13-FY15 Cumulative Agilent Genomics Revenue (M)	$84	$120	$156
Payout (DKK)	151,200	1,512,000	3,024,000

* Threshold is -30% of target and Maximum is +30% of target

Payouts between the numbers represented in the table above will be calculated on a linear payout matrix and the threshold amount for Revenue must be met in order for a payout to be made.

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7. General conditions for payment - Long-Term Incentive

The above Long-Term Incentive bonus is also contingent upon the following:

7.1	The Employee must conduct him/herself in accordance with Agilent policies and comply with Agilent’s Standard of Business Conduct.

7.2	The Employee must continue to meet general performance expectations.

7.3	The Employee must observe confidentiality about the existence and terms of this agreement except otherwise provided by law.

7.4
In order to maintain the right to earn a full bonus against the Targets defined above, the Employee must remain in his/her position through the end of FY15, performing his/her responsibilities as requested.

If the Employee leaves his/her position before the end of FY15 and the Employee meets all requirements as set forth in Clause 6 and 7.1 - 7.3, a prorated bonus calculation will be made based on the number of months the Employee has been employed out of the total 36 months period measured against the matrix combined with the performance assessment. Payment will be made at the same time as every other employee, cf. clause 8 below.

8. Currency, pension and time of payment

All reference currency for Revenue and Operating Profit in the above listed tables are in USD per Agilent official exchange rate. All compensation will be paid in Danish Kroner.

The short-term and long-term incentive bonuses will be paid no later than 90 days after the close of the relevant FY, less taxes and applicable payroll deductions.

The bonus amounts will not be part of the pensionable salary and this Bonus Retention Agreement is an extraordinary one off scheme which does not constitute any expectations for future bonus structures after FY 15.

Agilent’s current expectation is that, at the beginning of FY16, all compensation elements (Annual base salary, Short-Term incentives, Long-Term Incentives) will be aligned with Agilent’s compensation programs in effect at that time.

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9. Governing law
This Bonus Retention Agreement is subject to Danish law and any dispute arising out of or in connection with the Agreement must be settled in accordance with the procedure set forth in the Employment Agreement. In the absence of a binding procedure the case must be brought before a Danish court of law.

Date and place
5/16/2012 Santa Clara, CA, USA

/s/ Stephen D. Williams	/s/ Jacob Thaysen

for Agilent Technologies Inc.	Jacob Thaysen

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